For Immediate Release

Contact:        Patrick G. O’Brien, President and CEO
                      (724) 684-6800

FedFirst Financial Corporation Announces Completion of Second Step Conversion and $17.2 Million Public Offering

September 21, 2010, Monessen, Pennsylvania – FedFirst Financial Corporation (Nasdaq - FFCOD), the holding company for First Federal Savings Bank, announced that is has completed the conversion of First Federal Savings Bank from the mutual holding company form of organization to the stock form of organization and the current public stock offering.

As a result of the conversion and offering, FedFirst Financial Corporation (“New FedFirst Financial”), a newly formed stock corporation, became the holding company for First Federal Savings Bank, and FedFirst Financial Mutual Holding Company and the existing FedFirst Financial Corporation (“Old FedFirst Financial”) have ceased to exist.  As part of the conversion, all outstanding shares of Old FedFirst Financial common stock (other than those owned by FedFirst Financial Mutual Holding Company) have been converted into the right to receive 0.4735 of a share of New FedFirst Financial common stock and will no longer trade on the Nasdaq Capital Market.   Shares of New FedFirst Financial common stock will begin trading on the Nasdaq Capital Market on September 21, 2010 under the trading symbol FFCOD for a period of 20 trading days.  Thereafter, the trading symbol will revert to FFCO.

A total of 1,722,185 shares of common stock were sold in the subscription, community and syndicated community offerings at the price of $10.00 per share.  Approximately 1,270,712 additional shares will be issued in exchange for shares of Old FedFirst Financial.  Cash will be paid in lieu of fractional shares in the exchange, based on the offering price of $10.00.  Total shares outstanding after the stock offering and the exchange are approximately 2,992,897 shares.

Stock certificates for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about September 21, 2010.  Shareholders of Old FedFirst Financial holding shares in street name or in book-entry form will receive shares of New FedFirst Financial directly through their accounts.  Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about September 23, 2010 and receive their shares of New FedFirst Financial common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to New FedFirst Financial’s transfer agent.

Stifel, Nicolaus & Company, Incorporated managed the subscription and community offerings and acted as sole book-running manager for the syndicated community offering.  Kilpatrick Stockton LLP acted as legal counsel to FedFirst Financial.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal Savings Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

The shares of common stock of FedFirst Financial are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.